SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of report (Date of earliest event reported) July 16, 1997

                             Tel-Save Holdings, Inc.
               (Exact Name of Registrant as Specified in Charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

                                     0-26728
                            (Commission File Number)

                                   23-2827736
                      (IRS Employer Identification Number)

                  6805 Route 202, New Hope, Pennsylvania 18938
                    (Address of Principal Executive Offices)

                                 (215) 862-1500
              (Registrant's Telephone Number, Including Area Code)


          (Former Name or Former Address, If Changed Since Last Report)




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Item 5.  Others Events.

         As of July 16, 1997, Registrant, TSHCo, Inc. ("Merger Sub"), a wholly owned subsidiary of Registrant, and Shared Technologies Fairchild, Inc. ("STFI") entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which STFI would, by merger with and into Merger Sub (the "Merger"), become a wholly owned subsidiary of Registrant and the shares of STFI common stock would be exchanged for shares of Registrant's common stock.

         Pursuant to the terms of the Merger Agreement, each share of STFI stock will be converted into the number of shares of Registrant common stock calculated by dividing $11.25 by the average closing price of Registrant common stock over a 15-trading-day period prior to the closing date of the Merger, provided that the exchange ratio shall not be greater than 1.125 shares of Registrant's common stock for a share of STFI common stock and that, if such average closing price is greater than $20 per share, the exchange ratio will be calculated by dividing the sum of (a) $11.25 plus the product of .3 times the amount by which such average closing price exceeds $20 by (b) such average closing price. STFI's convertible preferred stock will be exchanged for preferred stock of Registrant with substantially identical terms (for STFI's Series C and D preferred stock) or for shares of Registrant's common stock (for STFI's Series I preferred stock).

         The consummation of the Merger is subject to the approval of the stockholders of both Registrant and STFI (including, in the case of Registrant, approval of the amendment to Registrant's certificate of incorporation to increase the number of Registrant's authorized shares of common stock), as well as other conditions, including antitrust clearance, applicable federal and state regulatory approvals and consents, the Merger's qualifying as a pooling of interest transaction for accounting purposes and other customary closing conditions.

         In connection with the Merger, stockholders of STFI holding approximately 50% of the outstanding STFI stock entered into separate agreements with Registrant, under which such stockholders severally agreed to vote their shares of STFI in favor of the Merger. Mr. Daniel Borislow, Chairman and Chief Executive Officer of Registrant, also entered into an agreement with STFI under which he agreed to vote his shares of Registrant's common stock in favor of the Merger (the several STFI stockholders agreements and the Borislow agreement are collectively referred to as the "Voting Agreements"). In addition, Registrant entered into an Agreement with STFI (the "STFI Agreement"), pursuant to which Registrant would have the right, if the Merger Agreement were to be terminated by STFI under certain circumstances (a "Purchase Event," as defined in the STFI Agreement), to acquire 3,000,000




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shares of STFI common stock from STFI for $11.25 per share.  The STFI  Agreement expires on the earliest of (a) consummation of the Merger, (b) January 31, 1998 and (c) termination of the Merger Agreement other than pursuant to a Purchase Event.

         Copies of the  Merger  Agreement,  the Voting  Agreements  and the STFI
Agreement are attached as Exhibits to this Current Report and incorporated herein by this reference. The foregoing summary is qualified in its entirety by reference to such attached Agreements.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

         (c) Exhibits

          2 Agreement and Plan of Merger, dated as of July 16, 1997, among Tel-Save Holdings, Inc., TSHCo, Inc. and Shared Technologies Fairchild, Inc.

          10.1 Agreement, dated as of July 16, 1997, by and between Tel-Save Holdings, Inc. and Shared Technologies Fairchild, Inc.

          10.2 Voting Agreement, entered into as of July 16, 1997, by and between Daniel Borislow and Shared Technologies Fairchild, Inc.

          10.3 Voting Agreement, entered into as of July 16, 1997, by and between RHI Holdings, Inc. and Tel-Save Holdings, Inc.

          10.4 Voting Agreement, entered into as of July 16, 1997, by and between Anthony D. Autorino and Tel-Save Holdings, Inc.

          10.5 Voting Agreement, entered into as of July 16, 1997, by and between J.J. Cramer & Co. and Tel-Save Holdings, Inc.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                   TEL-SAVE HOLDINGS, INC.

                                                   By: /s/ Aloysius T. Lawn,IV
                                                       -------------------------
                                                       Aloysius T. Lawn,IV
                                                       General Counsel
                                                       and Secretary

Date:  July 22, 1997




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                                  EXHIBIT INDEX

2 Agreement and Plan of Merger, dated as of July 16, 1997, among Tel-Save Holdings, Inc., TSHCo, Inc. and Shared Technologies Fairchild, Inc.

10.1 Agreement, dated as of July 16, 1997, by and between Tel-Save Holdings, Inc. and Shared Technologies Fairchild, Inc.

10.2 Voting Agreement, entered into as of July 16, 1997, by and between Daniel Borislow and Shared Technologies Fairchild Inc.

10.3 Voting Agreement, entered into as of July 16, 1997, by and between RHI Holdings, Inc. and Tel-Save Holdings, Inc.

10.4 Voting Agreement, entered into as of July 16, 1997, by and between Anthony D. Autorino and Tel-Save Holdings, Inc.

10.5 Voting Agreement, entered into as of July 16, 1997, by and between J.J. Cramer & Co. and Tel-Save Holdings, Inc.